Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC. REPORTS SECOND QUARTER AND SIX MONTHS 2020 RESULTS, ANNOUNCES DIVIDEND PAYMENT AND MID-YEAR RESERVES UPDATE

OKLAHOMA CITY, May 7, 2020 – PANHANDLE OIL AND GAS INC., “Panhandle” or the “Company,” (NYSE: PHX), today reported financial and operating results for the second quarter ended March 31, 2020.

Chad L. Stephens, President and CEO, commented, “Panhandle joins the chorus in thanking our remarkable health care workers, hospital staff and front-line responders in essential jobs that are helping the world through this unprecedented time. Risking their health to save ours is immensely appreciated. I am happy to report that our royalty interest production volumes have increased by 41% as compared to the prior quarter. This is due to the effect of a full quarter of our STACK mineral acquisition that closed last December and additional well activity on our Bakken and SCOOP minerals. The increase more than offset our decrease in working interest production volumes during the same period to generate an overall company production volume growth for the quarter of 10% as compared to the prior quarter. These results allowed us to reduce our debt by another $3.0 million (roughly 8%) since our last quarter. The royalty interest volume growth was not enough to mitigate a continued drop in commodity prices which caused our quarter over quarter adjusted EBITDA and operating cash flow to decline. The economic downturn associated with COVID-19 caused commodity prices to decline further and reduced new drilling activity across the energy patch, including on our minerals. Despite these challenging times, we will maintain our long-term focus on NAV-accretive growth through the acquisition of producing minerals and royalty interests. We recognize that the near-term uncertainty and market volatility make it difficult to transact. As such, in the short term we will focus on the important issues we can control, such as the safety and health of our employees, lowering our G&A costs, reducing our debt, and continually improving our internal systems and processes, in order to be more efficient and effective in pursuing our long term goals when the economy opens up again. As part of our debt reduction effort, the Board voted at the recent May meeting to reduce our quarterly dividend to $0.01. This will allow the Company to apply an additional $2.0 million toward debt reduction and help in maintaining adequate liquidity to operate our business. I remain confident that, by applying these prudent steps of judicious capital allocation and cash management, Panhandle will successfully navigate through the current market uncertainties and emerge as a leaner more efficient company.”

SUMMARY OF RESULTS FOR THE PERIODS ENDED MARCH 31, 2020, AND SUBSEQUENT EVENTS

•

Royalty interest volumes sold increased in the second quarter of 2020 to 1.11 Bcfe from 0.79 Bcfe in the first quarter of 2020 primarily due to having a full quarter of production related to the STACK acquisition completed in December 2019 and additional mineral interest wells coming online.

•	As a result of lower commodity prices, we recorded a non-cash impairment of $29.5 million in the second quarter of 2020.
•

Net loss in the first half of fiscal 2020 was $18.1 million or $1.09 per share (net income of $11.5 million or $0.69 per share excluding the non-cash impairment associated primarily with our assets in the Fayetteville and Eagle Ford shales), as compared to net income of $10.8 million or $0.64 per share in the fiscal 2019 period.

•

Net loss in the second quarter of 2020 was $20.0 million or $1.21 per share (net income of $9.6 million or $0.58 per share excluding the non-cash impairment), as compared to net loss of $1.9 million or $0.11 per share in the same period of 2019.

•

Adjusted EBITDA(1) in the first half of fiscal 2020 was $10.3 million, as compared to $18.5 million in the fiscal 2019 period, including $3.3 million and $9.1 million gains on asset sales in the adjusted EBITDA for the 2020 and 2019 periods, respectively.

•	Adjusted EBITDA(1) for the second quarter of 2020 was $3.1 million, as compared to $4.0 million in the same period in 2019.
•	Reduced debt from $35.4 million, as of Sept. 30, 2019, to $32.0 million, as of March 31, 2020. Net debt has been further reduced to approximately $29.3 million as of May 1, 2020.
•	Debt to adjusted EBITDA (TTM) ratio was 1.12x at March 31, 2020.
•	Subsequent to March 31, 2020, the Company implemented a G&A reduction plan which we expect, when fully implemented, to reduce G&A by between $1 to $2 million annually.
•

At its meeting on May 5, 2020, the Company’s Board of Directors approved a payment of a one cent per share quarterly dividend. The dividend will be payable on June 5, 2020, to stockholders of record on May 21, 2020.

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

*****MORE*****

5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-2038

Panhandle Oil and Gas Inc.

Reports Second Quarter 2020 Results …cont.

OPERATING HIGHLIGHTS

	Second Quarter Ended	Second Quarter Ended	Six Months Ended	Six Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Mcfe Sold	2,511,654	2,421,525	4,790,141	5,186,055
Average Sales Price per Mcfe	$3.18	$3.81	$3.25	$4.13
Oil Barrels Sold	103,215	74,372	169,095	157,200
Average Sales Price per Barrel	$46.19	$52.84	$48.69	$53.49
Gas Mcf Sold	1,607,442	1,688,043	3,255,269	3,582,033
Average Sales Price per Mcf	$1.67	$2.65	$1.91	$3.00
NGL Barrels Sold	47,487	47,875	86,717	110,137
Average Sales Price per Barrel	$11.05	$17.05	$13.14	$20.62

FINANCIAL HIGHLIGHTS

	Second Quarter Ended	Second Quarter Ended	Six Months Ended	Six Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Working Interest Sales	$3,415,049	$6,070,901	$8,099,785	$13,505,476
Royalty Interest Sales	$4,567,856	$3,150,418	$7,476,958	$7,926,562
Oil, NGL and Natural Gas Sales	$7,982,905	$9,221,319	$15,576,743	$21,432,038

Lease Bonuses and Rental Income	$22,092	$208,746	$549,791	$723,303
Total Revenue	$12,076,574	$7,636,213	$22,653,105	$33,965,207

LOE per Mcfe	$0.61	$0.62	$0.57	$0.58
Transportation, Gathering and Marketing per Mcfe	$0.55	$0.61	$0.58	$0.59
Production Tax per Mcfe	$0.16	$0.19	$0.15	$0.21
G&A Expense per Mcfe	$0.87	$0.88	$0.92	$0.79
Interest Expense per Mcfe	$0.14	$0.20	$0.15	$0.20
DD&A per Mcfe	$1.34	$1.50	$1.32	$1.43
Total Expense per Mcfe	$3.67	$4.00	$3.69	$3.80

Impairment	$29,545,702	$-	$29,545,702	$-
Net Income (Loss)	$(19,973,170)	$(1,931,334)	$(18,081,056)	$10,804,606
Adj. Pre-Tax Net Income (Loss) (1)	$(633,906)	$(86,375)	$3,231,875	$10,014,384
Adjusted EBITDA (1)	$3,086,185	$4,023,385	$10,278,332	$18,477,200

Cash Flow from Operations	$4,009,901	$5,051,311	$6,108,342	$9,061,054
CapEx - Drilling & Completing	$34,490	$2,713,744	$139,755	$4,159,683
CapEx - Mineral Acquisitions	$81,422	$1,386,775	$10,254,016	$1,809,775

Borrowing Base			$45,000,000	$80,000,000
Debt			$32,000,000	$44,100,000
Debt/Adjusted EBITDA (TTM) (1)			1.12	1.50

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

*****MORE*****

Panhandle Oil and Gas Inc.

Reports Second Quarter 2020 Results …cont.

SECOND QUARTER 2020 RESULTS

Oil, NGL and natural gas revenue decreased 13% in the 2020 quarter as production increased 4% and product prices decreased 17% relative to the 2019 quarter. The 2020 quarter revenue included a $4.1 million gain on derivative contracts as compared to a $1.8 million loss for the 2019 quarter.

Total production increased 4% in the 2020 quarter, as compared to the 2019 quarter. Total production increased due to including a full quarter of results associated with the STACK acquisition, which closed in December 2019, and additional royalty oil wells coming online primarily in the Bakken. This increase was partially offset by the natural decline of the production base. The oil production increase of 39% is attributable to producing property royalty acquisitions in the Bakken in North Dakota and Anadarko STACK in Oklahoma, as well as new well drilling on legacy Panhandle mineral acreage in the SCOOP and STACK in Oklahoma. The natural gas production decrease of 5% is the result of naturally declining production in the STACK, Arkoma Stack and Fayetteville Shale, partially offset by royalty acquisition volumes in the STACK and Bakken and volumes identified in new royalty wells in the SCOOP and Bakken. The NGL production remained relatively flat as naturally declining production in liquid-rich gas areas of the Anadarko Basin and Arkoma Stack are offset by additional production related to royalty acquisition volumes in the STACK and Bakken, new royalty wells in the SCOOP and Bakken, and operators removing more NGL from the natural gas stream.

The 8% decrease in total cost per Mcfe in the 2020 quarter relative to the 2019 quarter was primarily driven by higher royalty volumes and an increased proportion of oil compared to NGL and natural gas.

The DD&A rate decrease was mainly due to the impairment taken on the Eagle Ford at the end of fiscal 2019, which lowered the basis of the assets. This rate decrease was partially offset by lower oil, NGL and natural gas prices utilized in the reserve calculations during the 2020 quarter, as compared to the 2019 quarter, shortening the economic life of wells.  This resulted in lower projected remaining reserves on a significant number of wells causing increased units of production DD&A.

The interest expense decrease was mainly attributable to lower average outstanding debt balance during the 2020 quarter as compared to the 2019 quarter.

The decrease in production tax rate was primarily due to lower product prices during the 2020 quarter.

The Company’s net income decreased from net loss of $1.9 million in the 2019 quarter to net loss of $20.0 million in the 2020 quarter. The majority of the decrease was due to a non-cash impairment associated primarily with the Fayetteville and the Eagle Ford shales.

SIX MONTHS 2020 RESULTS

Oil, NGL and natural gas revenue decreased 27% in the 2020 period as production decreased 8% and product prices decreased 21% relative to the 2019 period. The 2020 period revenue included a $3.3 million gain on derivative contracts as compared to a $2.7 million gain for the 2019 period.

Total production decreased 8% in the 2020 period, as compared to the 2019 period. This decrease for the 2020 six-month period, was the result of Panhandle electing not to participate with a working interest on 16 wells proposed on its mineral and leasehold acreage, partially offset by the factors discussed above.

The 3% decrease in total cost per MCFE in the 2020 period relative to the 2019 period was primarily driven by lower production as noted above. Interest expense and production taxes were also influenced by lower debt balances outstanding and lower production tax associated with lower commodity prices, respectively.

The Company’s net income decreased from net income of $10.8 million in the 2019 period to net loss of $18.1 million in the 2020 period. The majority of the decrease was due to a non-cash impairment associated primarily with the Fayetteville and the Eagle Ford shales.

OPERATIONS UPDATE

During the quarter ended March 31, 2020, we converted 25 gross/0.06 net wells in progress to producing wells. Our inventory of wells in progress decreased to 118 gross wells but increased on a net well basis to 0.50 wells, as new drilling occurred on acreage where we have a higher ownership stake. Permits outstanding increased as new permits were filed, but this increase was offset by fewer permits being converted to wells in progress.

*****MORE*****

Panhandle Oil and Gas Inc.

Reports Second Quarter 2020 Results …cont.

		Bakken/
	SCOOP/	Three	Arkoma
	STACK	Forks	Stack	Permian	Fayetteville	Other	Total
Gross Wells in Progress on PHX Acreage:
As of 12/31/19	79	2	11	5	-	28	125
Net Change	12	-	-7	-	-	-12	-7
As of 3/31/20	91	2	4	5	-	16	118
Net Wells in Progress on PHX Acreage:
As of 12/31/19	0.19	-	0.02	0.15	-	0.13	0.49
Net Change	0.08	-	-0.01	-	-	-0.06	0.01
As of 3/31/20	0.27	-	0.01	0.15	-	0.07	0.50
Gross Active Permits on PHX Acreage:
As of 12/31/19	35	13	6	-	-	11	65
Net Change	4	-	4	-	-	9	17
As of 3/31/20	39	13	10	-	-	20	82

As of 3/31/20:
Rigs Present on PHX Acreage	8	-	-	1	-	1	10
Rigs Within 2.5 Miles of PHX Acreage	27	6	-	2	-	6	41

Leasing Activity

During the second quarter of fiscal 2020, Panhandle leased 36 net mineral acres for an average bonus payment of $603 per net mineral acre and an average royalty of 22%.

		Bakken/
	SCOOP/	Three	Arkoma
	STACK	Forks	Stack	Permian	Fayetteville	Other	Total
During Three Months Ended 3/31/20:
Net Mineral Acres Leased	10	-	-	23	-	3	36
Average Bonus per Net Mineral Acre	$1,000	-	$50	$500	-	$158	$603
Average Royalty per Net Mineral Acre	25%	-	20%	25%	-	19%	22%

ACQUISITION AND DIVESTITURE UPDATE

During the second quarter of fiscal 2020, Panhandle did not purchase any net mineral acres or sell any net mineral acres.

RESERVES UPDATE

As of March 31, 2020, mid-year proved reserves were 74.6 Bcfe, as calculated by DeGolyer and MacNaughton, the Company’s independent consulting petroleum engineering firm. This was a 30% decrease, compared to the 106.4 Bcfe of proved reserves at Sept. 30, 2019, and is primarily attributable to revisions associated with lower natural gas prices. SEC prices used for the March 31, 2020, report averaged $1.90 per Mcf for natural gas, $53.10 per barrel for oil and $15.31 per barrel for NGL, compared to $2.48 per Mcf for natural gas, $54.40 per barrel for oil and $19.30 per barrel for NGL at the Sept. 30, 2019, report. These prices reflect net prices received at the wellhead. Total proved developed reserves decreased 19% to 72.8 Bcfe, as compared to Sept. 30, 2019, reserve volumes. Total proved undeveloped reserves decreased 15.3 Bcfe principally due to reclassifying locations from proven undeveloped to probable undeveloped related to significant reduction in drilling activity in the STACK, SCOOP, Arkoma Stack and Bakken. As per reserve reporting rules, wells that are no longer scheduled to be drilled within five years must be reclassified from proven undeveloped to probable undeveloped.

SECOND QUARTER EARNINGS CALL

Panhandle will host a conference call to discuss second quarter results at 5:00 p.m. EDT on May 7, 2020. Management’s discussion will be followed by a question and answer session with investors. To participate on the conference call, please dial 844-602-0380 (domestic) or 862-298-0970 (international). A replay of the call will be available for 14 days after the call. The number to access the replay of the conference call is 877-481-4010 and the PIN for the replay is 34278.

*****MORE*****

Panhandle Oil and Gas Inc.

Reports Second Quarter 2020 Results …cont.

FINANCIALS

Statements of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Revenues:	(unaudited)		(unaudited)
Oil, NGL and natural gas sales	$7,982,905	$9,221,319	$15,576,743	$21,432,038
Lease bonuses and rental income	22,092	208,746	549,791	723,303
Gains (losses) on derivative contracts	4,071,577	(1,793,852)	3,253,683	2,712,928
Gain on asset sales	-	-	3,272,888	9,096,938
	12,076,574	7,636,213	22,653,105	33,965,207
Costs and expenses:
Lease operating expenses	1,542,199	1,505,507	2,723,870	3,020,061
Transportation, gathering and marketing	1,386,297	1,482,671	2,769,298	3,072,687
Production taxes	404,728	467,308	732,009	1,076,259
Depreciation, depletion and amortization	3,373,518	3,623,976	6,329,219	7,437,662
Provision for impairment	29,545,702	-	29,545,702	-
Interest expense	346,573	485,784	717,238	1,025,154
General and administrative	2,174,661	2,133,153	4,397,689	4,071,993
Loss on asset sales and other expense (income)	40,066	(852)	29,136	15,785
	38,813,744	9,697,547	47,244,161	19,719,601
Income (loss) before provision (benefit) for income taxes	(26,737,170)	(2,061,334)	(24,591,056)	14,245,606

Provision (benefit) for income taxes	(6,764,000)	(130,000)	(6,510,000)	3,441,000

Net income (loss)	$(19,973,170)	$(1,931,334)	$(18,081,056)	$10,804,606

Basic and diluted earnings (loss) per common share	$(1.21)	$(0.11)	$(1.09)	$0.64

Basic and diluted weighted average shares outstanding:
Common shares	16,384,687	16,679,187	16,362,057	16,712,493
Unissued, directors' deferred compensation shares	139,390	183,206	186,443	217,704
	16,524,077	16,862,393	16,548,500	16,930,197

Dividends declared per share of
common stock and paid in period	$0.04	$0.04	$0.08	$0.08

*****MORE*****

Panhandle Oil and Gas Inc.

Reports Second Quarter 2020 Results …cont.

Balance Sheets

	March 31, 2020	Sept. 30, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$498,777	$6,160,691
Oil, NGL and natural gas sales receivables (net of	3,913,347	4,377,646
allowance for uncollectable accounts)
Refundable income taxes	3,401,870	1,505,442
Derivative contracts, net	4,216,915	2,256,639
Other	601,412	177,037
Total current assets	12,632,321	14,477,455

Properties and equipment, at cost, based on
successful efforts accounting:
Producing oil and natural gas properties	326,766,558	354,718,398
Non-producing oil and natural gas properties	19,030,785	14,599,023
Other	1,782,063	1,722,080
	347,579,406	371,039,501
Less accumulated depreciation, depletion and amortization	(261,599,529)	(259,314,590)
Net properties and equipment	85,979,877	111,724,911

Investments	151,752	205,076
Derivative contracts, net	-	237,505
Total assets	$98,763,950	$126,644,947

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$810,095	$665,160
Accrued liabilities and other	1,246,544	2,433,466
Total current liabilities	2,056,639	3,098,626

Long-term debt	32,000,000	35,425,000
Deferred income taxes	1,312,007	5,976,007
Asset retirement obligations	2,862,523	2,835,781

Stockholders' equity:
Class A voting common stock, $0.01666 par value; 24,000,500
shares authorized; 16,897,306 issued at March 31, 2020, and
Class A voting common stock, $0.01666 par value; 24,000,000
shares authorized; 16,897,306 issued at Sept. 30, 2019	281,509	281,509
Capital in excess of par value	3,264,383	2,967,984
Deferred directors' compensation	2,092,426	2,555,781
Retained earnings	62,447,346	81,848,301
	68,085,664	87,653,575
Less treasury stock, at cost; 505,252 shares at March 31,
2020, and 558,051 shares at Sept. 30, 2019	(7,552,883)	(8,344,042)
Total stockholders' equity	60,532,781	79,309,533
Total liabilities and stockholders' equity	$98,763,950	$126,644,947

*****MORE*****

Panhandle Oil and Gas Inc.

Reports Second Quarter 2020 Results …cont.

Condensed Statements of Cash Flows

	Six months ended March 31,
	2020	2019
Operating Activities	(unaudited)
Net income (loss)	$(18,081,056)	$10,804,606
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	6,329,219	7,437,662
Impairment of producing properties	29,545,702	-
Provision for deferred income taxes	(4,664,000)	3,942,000
Gain from leasing of fee mineral acreage	(544,979)	(722,912)
Proceeds from leasing of fee mineral acreage	559,462	737,812
Net (gain) loss on sale of assets	(3,265,449)	(9,096,938)
Directors' deferred compensation expense	140,130	132,280
Fair value of derivative contracts	(1,722,771)	(4,231,222)
Restricted stock awards	491,616	446,321
Other	7,225	9,326
Cash provided (used) by changes in assets and liabilities:
Oil, NGL and natural gas sales receivables	464,299	715,935
Other current assets	(232,349)	(172,645)
Accounts payable	117,561	(77,977)
Income taxes receivable	(1,896,428)	(538,150)
Other non-current assets	50,010	17,317
Accrued liabilities	(1,189,850)	(342,361)
Total adjustments	24,189,398	(1,743,552)
Net cash provided by operating activities	6,108,342	9,061,054

Investing Activities
Capital expenditures	(139,755)	(4,159,683)
Acquisition of minerals and overrides	(10,254,016)	(1,809,775)
Investments in partnerships	-	(199)
Proceeds from sales of assets	3,376,049	9,096,938
Net cash provided (used) by investing activities	(7,017,722)	3,127,281

Financing Activities
Borrowings under Credit Facility	5,561,725	8,686,270
Payments of loan principal	(8,986,725)	(15,586,270)
Purchase of treasury stock	(7,635)	(3,967,685)
Payments of dividends	(1,319,899)	(1,348,170)
Net cash provided (used) by financing activities	(4,752,534)	(12,215,855)

Increase (decrease) in cash and cash equivalents	(5,661,914)	(27,520)
Cash and cash equivalents at beginning of period	6,160,691	532,502
Cash and cash equivalents at end of period	$498,777	$504,982

Supplemental Schedule of Noncash Investing and Financing Activities
Additions and revisions, net, to asset retirement obligations	$4	$27,562

Gross additions to properties and equipment	$10,229,121	$5,654,060
Net (increase) decrease in accounts payable for properties
and equipment additions	164,650	315,398
Capital expenditures and acquisitions	$10,393,771	$5,969,458

*****MORE*****

Panhandle Oil and Gas Inc.

Reports Second Quarter 2020 Results …cont.

Proved Reserves

	Proved Reserves SEC Pricing
	March 31, 2020	Sept. 30, 2019
Proved Developed Reserves:
Barrels of NGL	1,508,483	1,747,242
Barrels of Oil	1,610,078	1,863,096
Mcf of Gas	54,120,398	67,713,193
Mcfe (1)	72,831,764	89,375,221
Proved Undeveloped Reserves:
Barrels of NGL	32,125	226,038
Barrels of Oil	104,249	516,994
Mcf of Gas	918,319	12,560,713
Mcfe (1)	1,736,563	17,018,905
Total Proved Reserves:
Barrels of NGL	1,540,608	1,973,280
Barrels of Oil	1,714,327	2,380,090
Mcf of Gas	55,038,717	80,273,906
Mcfe (1)	74,568,327	106,394,126

10% Discounted Estimated Future
Net Cash Flows (before income taxes):
Proved Developed	$58,631,849	$86,814,212
Proved Undeveloped	4,080,453	23,581,427
Total	$62,712,302	$110,395,639
SEC Pricing
Oil/Barrel	$53.10	$54.40
Gas/Mcf	$1.90	$2.48
NGL/Barrel	$15.31	$19.30

Proved Reserves - Projected Future Pricing (2)

10% Discounted Estimated Future	Proved Reserves
Net Cash Flows (before income taxes):	March 31, 2020	Sept. 30, 2019
Proved Developed	$55,461,699	$99,204,697
Proved Undeveloped	3,371,650	27,518,415
Total	$58,833,349	$126,723,112

(1) Crude oil and NGL converted to natural gas on a one barrel of crude oil or NGL equals six Mcf of natural gas basis
(2) Projected futures pricing as of March 31, 2020, and Sept. 30, 2019, basis adjusted to Company wellhead price

*****MORE*****

Panhandle Oil and Gas Inc.

Reports Second Quarter 2020 Results …cont.

Hedge Position as of May 1, 2020

Period	Product	Volume Mcf/Bbl	Swap Price	Collar Average Floor Price	Collar Average Ceiling Price
2020	Natural Gas	240,000		$2.28	$2.89
2020	Natural Gas	720,000	$2.72
2021	Natural Gas	1,080,000		$2.30	$2.99
2021	Natural Gas	600,000	$2.73
2022	Natural Gas	100,000	$2.73

2020	Crude Oil	30,000		$58.00	$65.83
2020	Crude Oil	84,000	$58.01
2021	Crude Oil	96,000	$37.00

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our financial statements.

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for impairment, depreciation, depletion and amortization of properties and equipment, including amortization of other assets, provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. We have included a presentation of adjusted EBITDA because we recognize that certain investors consider adjusted EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the periods indicated.

	Second Quarter Ended	Second Quarter Ended	Six Months Ended	Six Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net Income (Loss)	$(19,973,170)	$(1,931,334)	$(18,081,056)	$10,804,606
Plus:
Unrealized (gains) losses on derivatives	(3,442,438)	1,974,959	(1,722,771)	(4,231,222)
Income Tax Expense (Benefit)	(6,764,000)	(130,000)	(6,510,000)	3,441,000
Interest Expense	346,573	485,784	717,238	1,025,154
DD&A	3,373,518	3,623,976	6,329,219	7,437,662
Impairment	29,545,702	-	29,545,702	-
Adjusted EBITDA	$3,086,185	$4,023,385	$10,278,332	$18,477,200

Adjusted Pre-Tax Net Income (Loss) Reconciliation

Adjusted pre-tax net income (loss) is defined as net income (loss) plus provision for impairment, provision (benefit) for income taxes and unrealized (gains) losses on derivative contracts. We have included a presentation of adjusted pre-tax net income (loss) because we recognize that certain investors consider adjusted pre-tax net income (loss) a useful means of evaluating our financial performance. Adjusted pre-tax net income (loss) has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted pre-tax net income (loss) may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to adjusted pre-tax net income (loss) for the periods indicated.

*****MORE*****

Panhandle Oil and Gas Inc.

Reports Second Quarter 2020 Results …cont.

	Second Quarter Ended	Second Quarter Ended	Six Months Ended	Six Months Ended
	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net Income (Loss)	$(19,973,170)	$(1,931,334)	$(18,081,056)	$10,804,606
Plus:
Impairment	29,545,702	-	29,545,702	-
Unrealized (gains) losses on derivatives	(3,442,438)	1,974,959	(1,722,771)	(4,231,222)
Income Tax Expense (Benefit)	(6,764,000)	(130,000)	(6,510,000)	3,441,000
Adjusted Pre-Tax Net Income (Loss)	$(633,906)	$(86,375)	$3,231,875	$10,014,384

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral company with a strategy to proactively pursue the acquisition of additional minerals in our core areas of focus. Panhandle owns approximately 258,000 net mineral acres principally located in Oklahoma, North Dakota, Texas, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on the Company can be found at www.panhandleoilandgas.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Panhandle’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: our future financial and operating results; our ability to execute our business strategies; estimations and the respective values of oil, NGL and natural gas reserves; the level of production on our properties and the future expenses associated therewith; projections and volatility of future realized oil and natural gas prices; planned capital expenditures associated with our mineral, leasehold and non-operated working interests; statements concerning anticipated cash flow and liquidity; and our strategy and other plans and objectives for future operations. Although Panhandle believes the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company's website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

*****END*****